UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2008

Health Management Associates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11141	61-0963645
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5811 Pelican Bay Boulevard, Suite 500, Naples, Florida	34108-2710
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 598-3131

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 15, 2008, Health Management Associates, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Banc of America Securities LLC, J.P. Morgan Securities Inc., Wachovia Capital Markets, LLC and SunTrust Robinson Humphrey, Inc. (collectively, the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell, and the Initial Purchasers agreed to purchase, $225,000,000 in aggregate principal amount of the Company’s 3.75% Convertible Senior Subordinated Notes due 2028 (the “Notes”), plus up to an additional $25,000,000 in aggregate principal amount of Notes to cover over-allotments. The Notes will be sold to the Initial Purchasers pursuant to the Purchase Agreement without being registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance upon an exemption from the Securities Act’s registration requirements. The Purchase Agreement provides for the closing of the purchase and sale of the Notes on May 21, 2008, with subsequent closings thereafter as may be necessary to satisfy the Initial Purchasers’ over-allotment option. The Purchase Agreement contemplates the Notes being offered by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The Notes will be unsecured senior subordinated obligations of the Company and will mature on May 1, 2028. The Notes may be redeemed by the Company at any time after May 1, 2014. Holders of the Notes will have the right to require the Company to repurchase for cash all or some of their Notes on May 1, 2014, May 1, 2018 and May 1, 2023 and upon the occurrence of certain designated events. The Notes will pay interest semi-annually at a rate of 3.75% per annum. The Notes will be convertible into shares of the Company’s common stock, cash, or a combination thereof, calculated on a proportionate basis over a 20 trading day observation period at a base conversion rate of 85.0340 shares per $1,000 principal amount of Notes, which is equal to a base conversion price of approximately $11.76 per share, subject to adjustment upon the occurrence of certain events. The base conversion price represents approximately a 60% conversion premium based on the closing price of $7.35 per share of the Company’s common stock on the New York Stock Exchange on May 15, 2008. In addition, if the volume-weighted average price of the Company’s common stock during the related observation period exceeds the base conversion price, holders will receive additional shares or cash, as determined pursuant to a specified formula that incorporates an incremental share factor.

The preceding description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s Form 10-Q for the quarter ending June 30, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTH MANAGEMENT ASSOCIATES, INC.

Date: May 21, 2008	By:	/s/ Timothy R. Parry
Timothy R. Parry
Senior Vice President, General Counsel and Corporate Secretary